BONSO ELECTRONICS INTERNATIONAL INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 2000
                           TO BE HELD JANUARY 5, 2001


     Notice is hereby given that an Annual Meeting (the "Meeting") of the Shareholders (the "Shareholders") of Bonso Electronics International Inc., a British Virgin Islands corporation (the "Company"), will be held at 2:00 p.m., local time, on January 5, 2001, at the Los Angeles Airport Hilton, 5711 W. Century Blvd., Los Angeles, California 90045, and any adjournments or postponements thereof (the "Annual Meeting") for the following purposes:

     1. To elect the following six (6) persons to serve as directors of the Corporation until the next Annual Meeting of Shareholders and thereafter until their successors shall have been elected and qualified: Anthony So; Kim Wah Chung; Cathy, Kit Teng Pang; Woo-Ping Fok; George O'Leary; and J. Stewart Jackson IV;

     2. To ratify the selection of PricewaterhouseCoopers as the independent public accountants of the Company for the fiscal year ending March 31, 2001; and

     3. To consider and act upon such other business as may properly come before the Meeting or any adjournments thereof.

     Only Shareholders of record at the close of business on December 1, 2000, shall be entitled to notice of and to vote at the meeting or any adjournments thereof. All Shareholders are cordially invited to attend the Meeting in person.

                                        By Order of the Board of Directors


December 4, 2000
Denver, Colorado                        Anthony So, President

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

                      BONSO ELECTRONICS INTERNATIONAL INC.
                                 Unit 1106-1110
                                11/F, Star House
                                3 Salisbury Road
                              Tsimshatsui, Kowloon
                                    Hong Kong

                                 PROXY STATEMENT
                             DATED DECEMBER 4, 2000

                         ANNUAL MEETING OF SHAREHOLDERS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 2000
                          TO BE HELD ON JANUARY 5, 2001


                                     GENERAL
                                     -------

     This Proxy Statement is being furnished to the shareholders of Bonso Electronics International Inc., a British Virgin Islands corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from holders (the "Shareholders") of outstanding shares of common stock, $.003 par value, of the Company (the "Common Stock"), for use at the Annual Meeting of the Shareholders to be held at 2:00 p.m., local time, on January 5, 2001, at the Los Angeles Airport Hilton, 5711 W. Century Blvd., Los Angeles, California 90045, and any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement, Notice of Annual Meeting of Shareholders, and the accompanying Proxy Card are first being mailed to shareholders on or about December 8, 2000.

                       VOTING SECURITIES AND VOTE REQUIRED
                       -----------------------------------

     Only Shareholders of record at the close of business on December 1, 2000 (the "Record Date"), are entitled to notice of and to vote the shares of Common Stock of the Company held by them on such date at the Meeting or any and all adjournments thereof. As of the Record Date, 5,446,133 shares of Common Stock were outstanding (not including 123,500 treasury shares). There was no other class of voting securities outstanding at that date.

     Each share of Common Stock held by a Shareholder entitles such Shareholder to one vote on each matter that is voted upon at the Meeting or any adjournments thereof.

     The presence, in person or by proxy, of the holders of one-third of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote will be required to approve each proposal to be considered at the Meeting and to adopt the resolutions of the Shareholders corresponding to each proposal.

     Abstentions and broker "non-votes" will be counted toward determining the presence of a quorum for the transaction of business; however, abstentions will have the effect of a negative vote on the proposals being submitted. Abstentions may be specified on all proposals. A broker "non-vote" will have no effect on the outcome of any of the proposals.

     If the accompanying proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying Proxy will vote "FOR" each proposal to be considered by the Shareholders at the Meeting or, if no such recommendation is given, in their own discretion. The Company's executive officers and directors have advised the Company that they intend to vote their shares (including those shares over which they hold voting power), representing approximately 49% of the outstanding shares of Common Stock, in favor of each of the proposals above. Each Proxy granted by a Shareholder may be revoked by such Shareholder at any time thereafter by writing to the Secretary of the Company prior to the Meeting, or by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

     The cost of soliciting these Proxies, consisting of the printing, handling, and mailing of the Proxy and related material, and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy materials to the beneficial owners of the shares of Common Stock, will be paid by the Company.

     In order to assure that there is a quorum, it may be necessary for certain officers, directors, regular employees and other representatives of the Company to solicit Proxies by telephone or telegraph or in person. These persons will receive no extra compensation for their services.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                    ----------------------------------------
                              OWNERS AND MANAGEMENT
                              ---------------------

     The following table sets forth, as of July 27, 2000, the beneficial ownership of the Company's common stock by each person known by the Company to own beneficially more than 10% of the common stock of the Company outstanding as of such date and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly.

                                                   Amount Owned

                                   Shares of    Options to Purchase   Percent of
    Person or Group              Common Stock      Common Stock        Class(1)
    ---------------              ------------   -------------------   ----------

    Anthony So                   1,551,195(2)         158,000              29.8%

    John Stewart Jackson IV        928,000(3)              -0-             16.4%

    Officers and directors
    as a group (7 persons)       2,722,418            928,000              50.0%

----------------------

(1) Based on beneficial ownership of both shares of common stock and of options to purchase common stock that are immediately exercisable.

(2) 1,068,421 shares of common stock are owned of record by a corporation that is wholly owned by a trust of which Mr. So is the sole beneficiary.

(3) An aggregate of 100,000 of the shares beneficially owned by Mr. Jackson underlie dividend warrants that may be exercised through December 31, 2001. Also includes 14,000 shares of common stock held by Mr. Jackson in a personal IRA.

     There are no arrangements known to the Company the operation of which may at a subsequent date result in a change in control of the Company.

                                BOARD COMMITTEES

     On October 1, 1994, the Board of Directors appointed, and has since maintained, an Independent Audit Committee of the Company. The Committee was established to (i) review and approve the scope of audit procedures employed by the Company's independent auditors; (ii) review and approve the audit reports rendered by the Company's independent auditors; (iii) approve the audit fee charged by the independent auditors; (iv) report to the Board of Directors with respect to such matters; (v) recommend the selection of independent auditors; and (vi) discharge such other responsibilities as may be delegated to it from time to time by the Board and to discharge such other responsibilities as may be delegated to it from time to time by the Board of Directors. Effective as of August 17, 2000, the Board of Directors adopted a formal charter for its Independent Audit Committee. Woo-Ping Fok and George O'Leary, the independent directors of the Company, have served as the members of the Independent Audit Committee from the date of its inception to the present. The Audit Committee has not had any meetings; however, it is anticipated that the Audit Committee will meet with the Company's auditors during the next fiscal year in connection with the year end audit.

     On October 11, 1996, the Board of Directors appointed, and has since maintained, a 1996 Stock Option Plan Committee which determines the persons to be granted options under the Company's 1996 Stock Option Plan, the number of shares subject to each option, the exercise price of each option and the option period, subject to the requirement that no option may be exercisable more than 10 years after the date of grant.

     On October 11, 1996, the Board of Directors appointed, and has since maintained, a 1996 Non-Employee Directors' Stock Option Plan Committee which administers the Company's 1996 Non-Employee Directors' Stock Option Plan.

                     COMPENSATION OF OFFICERS AND DIRECTORS

     The following table sets forth certain information as to the compensation paid to certain of the Company's executive officers and directors and for all directors and executive officers as a group for the year ended March 31, 2000:


                                                                               Cash                 Non-Cash
Name of Individual           Capacities in Which Served                    Compensation           Compensation
------------------           --------------------------                    ------------           ------------

Anthony So                   President, Chief Executive Officer,
                             Secretary, Treasurer, Chief Financial
                             Officer, Chairman of the Board and
                             Director                                       $ 458,333(1)          $  95,385(1)

Kim Wah Chung                Director of Engineering and Research
                             and Development and Director                   $  74,872(2)          $  53,982(2)

Cathy Pang                   Director of Finance and Director               $  99,167(3)          $   4,577(3)

Kam Sun Luk                  Director of New Projects and
                             Quality Control and Director                   $ 100,000(4)          $   6,923(4)

Woo Ping Fok                 Director                                       $       0             $       0

George O'Leary               Director                                       $ 136,286(5)          $       0

J. Stewart Jackson IV        Director                                       $       0             $       0

All directors and
officers as a group (7 persons)(6)                                          $ 868,658             $ 160,867

----------------------

(1) Cash compensation consists of emoluments of $458,333. Non-cash compensation consists of a $15,385 contribution to the Company's Provident Fund Plan and the value of housing provided to Mr. So valued at $80,000 during fiscal
     2000. See "Provident Fund Plan" and "CERTAIN TRANSACTIONS" below.

(2) Cash compensation consists of emoluments of $74,872. Non-cash compensation consists of a $10,462 contribution to the Company's Provident Fund Plan, life insurance of $5,058 and a housing allowance of $38,462. See "Provident
     Fund Plan" and "CERTAIN TRANSACTIONS" below.

(3) Cash compensation consists of emoluments of $99,167. Non-cash compensation consists of a $4,577 contribution to the Company's Provident Fund Plan. See
     "Provident Fund Plan" below.

(4) Cash compensation consists of emoluments of $100,000. Non-cash compensation consists of a $6,923 contribution to the Company's Provident Fund Plan. Mr.
     Luk resigned as an officer and director of the Company effective April 3, 2000. See "Provident Fund Plan" below.

(5) Consists of payments made pursuant to a sales commission arrangement with the Company. See "CERTAIN TRANSACTIONS" below.

(6) Includes Mr. Kam Sun Luk, who resigned as an officer and director of the Company effective April 3, 2000.

     The Company did not set aside or accrue any amounts to provide pension, retirement or similar benefits for directors and officers for the fiscal year ended March 31, 2000, other than contributions to the Company's Provident Fund
Plan which aggregated $37,347 for officers and directors during the fiscal year ended March 31, 2000.

Directors' Compensation

     Directors do not receive any additional monetary compensation for serving as directors of the Company. However, outside directors receive stock options pursuant to the 1996 Non-Employee Directors' Stock Option Plan and have been granted other options. (See "Compensation Pursuant to Options to Purchase Common
Stock" below.) All directors are reimbursed for all reasonable expenses incurred in connection with services as a director.

                                      -4-

Provident Fund Plan

     On January 1, 1988, the Company started a provident fund plan with a major international assurance company to provide life insurance and retirement benefits to its employees. All permanent full-time employees, excluding employees of the China subsidiary, are eligible to join the plan.

     Each participant is required to contribute 5% of his salary, which amount is deducted monthly from the participant's salary. The contribution by the Company is either 5%, 7.5%, or 10% of the participant's salary, depending on whether the length of the participant's service is less than five years, between five and ten years, or more than ten years, respectively.

     At normal retirement age or "ill health" (defined essentially as disability), the participant is entitled to receive from the plan a lump sum equal to the total of the participant's and the Company's balances. On resignation prior to normal retirement age, a participant is entitled to receive from the plan a lump sum equal to his balance plus a percentage of the employer's balance determined in accordance with a predetermined scale. Upon the death of a participant, the benefit (calculated as at normal retirement age) is paid to the employer to be held in trust for the participant's beneficiaries and paid to them as the employer determines.

     The Company's aggregate contributions to the Provident Fund Plan for the years ended March 31, 1998, 1999, and 2000 amounted to $45,227, $54,046, and
$64,921, respectively.

Compensation Pursuant to Options to Purchase Common Stock

     Outside, non-employee directors receive stock options pursuant to the 1996 Non-Employee Directors' Stock Option Plan and have been granted other options. In August 1996, the Board of Directors of the Company adopted a 1996 Non-Employee Directors' Stock Option Plan which provided for the grant of options to purchase an aggregate of not more than 100,000 shares of the Company's common stock. In January 2000, the shareholders of the Company approved the proposal of the Board of Directors to increase from 100,000 to 600,000 in the aggregate the number of options to purchase common stock of the Company under the Non-Employee Directors' Plan. The purpose of the 1996 Non-Employee Directors' Stock Option Plan is to promote the long-term success of the Company by creating a long-term mutuality of interests between the non-employee directors and the stockholders of the Company, to provide an additional inducement for the non-employee directors to remain with the Company and to provide a means through which the Company may attract able persons to serve as directors of the Company. The 1996 Non-Employee Directors' Stock Option Plan is administered by a committee appointed by the Board of Directors.

     Under the 1996 Non-Employee Directors' Stock Option Plan, on the third business day following each annual meeting of the stockholders, each director who is not then an employee of the Company or any of its subsidiaries will automatically be granted a stock option to purchase 10,000 shares of common stock. The exercise price of all options granted under the 1996 Non-Employee Directors' Stock Option Plan will be equal to the fair market value of the underlying shares on the date of grant, based on guidelines set forth in the plan. The exercise price may be paid in cash, by the surrender of options, in common stock, in other property, including the optionee's promissory note, or by a combination of the above. The term of each option granted pursuant to the 1996 Non-Employee Directors' Stock Option Plan will be ten years from the date of grant; however, no option may be exercised during the first six months of its term. The term of an option granted pursuant to the 1996 Non-Employee Directors' Stock Option Plan may be reduced in the event that the optionee ceases to be a director of the Company. No option granted pursuant to the plan will be transferable otherwise than by will or the laws of descent and distribution.

     Employee directors may receive stock options pursuant to the Company's 1996 Stock Option Plan. In August 1996, the Board of Directors of the Company adopted the 1996 Stock Option Plan which provided for the grant of options to purchase an aggregate of not more than 400,000 shares of the Company's common stock. In January 2000, the shareholders of the Company approved the proposal of the Board of Directors to increase from 400,000 to 900,000 in the aggregate the number of options to purchase common stock of the Company under the Employees' Plan. The purpose of the 1996 Stock Option Plan is to make options available to management and employees of the Company in order to encourage them to secure or increase on reasonable terms their stock ownership in the Company and to encourage them to remain in the employ of the Company.

     The 1996 Stock Option Plan is administered by a committee appointed by the Board of Directors which determines the persons to be granted options under the plan, the number of shares subject to each option, the exercise price of each option and the option period, subject to the requirement that no option may be exercisable more than 10 years after the date of grant. The exercise price of an option may be less than fair market value of the underlying shares of common stock. No options granted under the plan will be transferable by the optionee other than by will or the laws of descent and distribution and each option will be exercisable, during the lifetime of the optionee, only by the optionee.

     The exercise price of an option granted pursuant to the 1996 Stock Option Plan may be paid in cash, by the surrender of options, in common stock, in other property, including the optionee's promissory note, or by a combination of the above.

                              CERTAIN TRANSACTIONS

     Over the years, the Company has provided to and received cash advances from its officers and directors. In October 1994, the Board of Directors adopted a policy resolution prohibiting the Company from making any loan or advance of money or property, or guaranteeing the obligation of any directors of the Company, and limiting the Company's ability to make such loans, advances or guarantees to officers of the Company or its subsidiaries unless a majority of independent, disinterested outside directors determine that such loan, advance or guarantee may reasonably be expected to benefit the Company. Further, all future material affiliated transactions, loans and loan guarantees, if any, will be made on terms that are no less favorable to the Company than those that are generally available from unaffiliated third parties. The Company has neither provided nor received any cash advances to it officers or directors since this policy resolution was adopted.

     It is common practice in Hong Kong, the location of the Company's principal executive offices, to provide a housing allowance or living accommodations for senior executives as part of their compensation. The Company provides Mr. Anthony So with living accommodations consisting of a Company-owned townhouse, for which the Company paid a total purchase price of approximately $1,337,000. The Company valued this benefit at $80,000 during the fiscal year ended March 31, 2000. The Company also provides Mr. Kim Wah Chung, its Director of Engineering and Research and Development and a director of the Company, with a housing allowance that amounted to $38,462 during the fiscal year ended March 31, 2000.

     Mr. George O'Leary, a director of the Company, is paid a commission on orders placed by customers which he obtains for the Company. The amount of the commission is negotiated on a deal-by-deal basis, without a written agreement. During the fiscal years ended March 31, 1999, and 2000, Mr. O'Leary was paid an aggregate of $115,342 and $136,286, respectively, in commissions.

                                   PROPOSAL 1

                           ELECTION OF SIX (6) PERSONS
                      TO SERVE AS DIRECTORS OF THE COMPANY

     The Company's directors are elected annually to serve until the next Annual Meeting of Shareholders and thereafter until their successors shall have been elected and qualified. The number of directors presently authorized by the Articles of Association of the Company shall be not less than one (1) nor more than seven (7).

     Unless otherwise directed by shareholders, the proxy holder will vote all shares represented by proxies held by them for the election of the following nominees, all of whom are now members and constitute the Company's Board of Directors. The Company is advised that all nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxy holder will vote for a substitute nominee in the exercise of his best judgment.

INFORMATION CONCERNING NOMINEES

     ANTHONY SO is the founder of the Company. He has been president, chairman of the Board of Directors, and treasurer of the Company since its inception and has been secretary of the Company since July 1991. Mr. So received his BSE degree in civil engineering from National Taiwan University in 1967 and a masters degree in business administration from the Hong Kong campus of the University of Hull, Hull, England in 1994. Mr. So has been chairman of the Hong Kong GO Association since 1986, and also served as chairman of the Alumni Association of National Taiwan University for the 1993-1994 academic year. Mr. So has served as a trustee of the Chinese University of Hong Kong, New Asia College since 1994.

     KIM WAH CHUNG has been a director of the Company since September 21, 1994. Mr. Chung has been employed by the Company since 1981 and currently holds the position of director of engineering and research and development. Mr. Chung is responsible for all research projects and product development of the Company. Mr. Chung's entire engineering career has been spent with the Company, and he has been involved with every major product development made by the Company. Mr. Chung was graduated with honors in 1981 from the Chinese University of Hong Kong with a bachelor of science degree in electronics.

     CATHY, KIT TENG PANG has been a director of the Company since January 1, 1998. Ms. Pang was first employed by the Company as financial controller in December 1996 and was promoted to director of finance on January 1, 1998. Ms. Pang was employed as an auditor in an international audit firm from 1987 to 1991, at which time she joined a Hong Kong Listed company in the field of magnetic industry as assistant financial controller. From 1994 until she joined the Company in 1996, she was employed as deputy chief accountant in a management and property development company in Hong Kong and China. Ms. Pang has a bachelor of business administration degree from York University in Toronto, Canada. She is a member of the American Institute of Certified Public Accountants and of the Hong Kong Society of Accountants.

     WOO-PING FOK was elected to the Board of Directors of the Company on September 21, 1994. Mr. Fok and his firm, Wong & Fok, Solicitors (and its predecessor firm), have served as Hong Kong counsel to the Company since 1993. Mr. Fok was admitted to the Canadian Bar as a Barrister & Solicitor in December 1987 and was a partner in the law firm of Woo & Fok, a Canadian law firm with its head office in Edmonton, Alberta, Canada. In 1991, Mr. Fok was qualified to practice as a Solicitor of England & Wales, a Solicitor of Hong Kong and a Barrister & Solicitor of Australian Capital Territory. Mr. Fok practices law in Hong Kong and is a partner with Wong & Fok, Solicitors. Mr. Fok's major areas of practice include conveyancing or real property law, corporations and business law, commercial transactions, and international trade with a special emphasis in China trade matters.

     GEORGE O'LEARY has been a director of the Company since January 1997. From November 1994 to the present time, Mr. O'Leary has been president of Pacific Rim Products, Newport Beach, California, a trading company that provides offshore sourcing alternatives to U.S. based electronics companies. For eight years prior to 1994, Mr. O'Leary was president, CEO, and a director of Micro General Corporation, Santa Ana, California, a manufacturer and distributor of mechanical and electronic scale products. For eight years prior to that, Mr. O'Leary was vice president and general manager of Lanier Business Products, Atlanta, Georgia, a manufacturer and distributor of office products. Mr. O'Leary has a bachelor of science degree in electrical engineering from Northeastern University, Boston, Massachusetts.

     J. STEWART JACKSON, IV has been a director of the Company since January 2000. From 1962 until its merger with Republic Industries in 1996, Mr. Jackson served in various management capacities, including President of Denver Burglar Alarm Co., Inc., a business founded by his family. In addition, in the mid-1960's Mr. Jackson founded Denver Burglar Alarm Products, a separate company which invented, patented, manufactured, distributed, and installed contained ionization smoke detectors and which was later sold to a conglomerate manufacturer. After the merger of Denver Burglar Alarm Co., Inc., Mr. Jackson founded Jackson Burglar Alarm Co., Inc., of which he is currently President. Mr. Jackson served on the advisory Board of Directors for Underwriter's Laboratories for burglar and fire alarm systems for 25 years and has been an officer in the Central Station Protection Association, which, along with the National Burglar Alarm Association, was formed by his family in the late 1940's. Mr. Jackson graduated from the University of Colorado in 1962 with a degree in Business Management and Engineering.

     At the present time no family relationship exists among any of the named directors and executive officers. No arrangement or understanding exists between any of these directors or officers and any other persons pursuant to which any director or executive officer was elected as a director or executive officer of the Company. The directors of the Company are elected annually and serve until their successors take office or until their death, resignation, or removal. The executive officers serve at the pleasure of the Board of Directors of the Company.

Board Recommendation

     The Board recommends a vote FOR the election of each of the six nominees for directors of the Company.

                                   PROPOSAL 2

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers as the independent public accountants of the Company for the fiscal year ending March 31, 2001, and has further directed that the Company submit the selection of the independent public accountants for ratification by shareholders at the Annual Meeting of Shareholders.

     Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them to ratify the selection of PricewaterhouseCoopers as the independent public accountants of the Company for the fiscal year ending March 31, 2001.

Board Recommendation

     The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers as the independent public accountants of the Company for the fiscal year ending March 31, 2001.

                                     GENERAL

Other Matters

     The Board of Directors does not know of any matters that are to be presented at the Annual Meeting of Shareholders other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

                                         By Order of the Board of Directors



                                         Anthony So, President